      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2001
                                                     Registration No. 333-62168

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                ---------------
                                  ENRON CORP.
                (Name of Registrant as specified in its charter)

                  OREGON                                      47-0255140
       (State or other jurisdiction                        (I.R.S. Employer
    of incorporation or organization)                      Identification No.)

                    1400 SMITH STREET, HOUSTON, TEXAS 77002
                          TELEPHONE NO. (713) 853-6161
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              REX R. ROGERS, ESQ.
                  VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                                  ENRON CORP.
                               1400 SMITH STREET
                              HOUSTON, TEXAS 77002
                                 (713) 853-3069
      (Name, address, including zip code, and telephone number, including area code, of agent for service)


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                         PROPOSED          PROPOSED MAXIMUM          AMOUNT OF
     TITLE OF EACH CLASS OF         AMOUNT TO BE     MAXIMUM OFFERING         AGGREGATE
   SECURITIES TO BE REGISTERED       REGISTERED      PRICE PER UNIT(1)     OFFERING PRICE(1)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Zero Coupon Convertible
Senior Notes due 2021........       $1,907,698,000        65.524%            $1,250,000,038           $312,500(2)
----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value...            (3)                (4)                   (4)                    (4)
======================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee. The notes were issued at an original issue discount price of $655.24 per $1,000 principal amount at maturity, which represents an aggregate issue price of $1,250,000,038.


(2) Previously paid.

(3) There is being registered hereunder an indeterminate number of shares of common stock issuable upon conversion of the notes. Initially, the number of shares of common stock issuable upon conversion of the notes is 10,981,664. The notes are convertible into 5.7565 shares of common stock per $1,000 principal amount at maturity, subject to adjustments under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares issuable as provided in the indenture governing the notes.

(4) The shares of common stock issuable upon conversion of the notes will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i).


-------------------------------------------------------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 13, 2001



PROSPECTUS


                                 $1,907,698,000

                                  ENRON CORP.

                 ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2021

                             ---------------------

     This prospectus relates to the offering for resale of Enron Corp.'s Zero Coupon Convertible Senior Notes due 2021 and the shares of our common stock issuable upon conversion of the notes. In this prospectus, the terms "Enron," "we" "us," and "our" will each refer to Enron Corp.

     We issued the notes in a private placement on February 7, 2001 at an issue price of $655.24 per $1,000 principal amount at maturity. This prospectus will be used by selling securityholders to resell their notes and shares of our common stock issuable upon conversion of their notes. We will not receive any proceeds from sales by the selling securityholders.

     We will not pay interest on the notes prior to maturity. Instead, on February 7, 2021, the maturity date of the notes, noteholders will receive $1,000 per note. The issue price per note represented a yield to maturity of 2.125% per year calculated from February 7, 2001. If a Tax Event (as defined herein) occurs and we so elect, interest, instead of future original issue discount, shall accrue and be payable semi-annually on each note at 2.125% per year. We may redeem some or all of the notes at any time on or after February 7, 2004 at the prices described under the heading "Description of the Notes -- Optional Redemption."

     Noteholders may convert their notes at any time on or before the maturity date, unless the notes have been redeemed or purchased previously, into 5.7565 shares of Enron common stock per note (equivalent to an initial conversion price of $113.83 per share). However, if the Sale Price (as defined herein) of common stock on the conversion date is less than 110% of the accreted conversion price, then the exercising holder will receive, in lieu of common stock, cash in an amount described herein. Upon other conversions, we will have the right to deliver, in lieu of common stock, cash in an amount described herein. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount.

     Noteholders may require Enron to purchase all or a portion of their notes on February 7, 2004, February 7, 2009, and February 7, 2014 at a price per note of $698.13, $775.96 and $862.46, respectively. We will pay cash for all notes purchased on February 7, 2004, but on the other two purchase dates we may choose to pay the purchase price in cash or common stock valued at its Market Price (as defined herein) or a combination of cash and common stock.

     Noteholders may also require us to repurchase notes upon a Fundamental Change (as defined herein) involving Enron prior to February 7, 2004. In the case of a repurchase upon a Fundamental Change, the repurchase price will be equal to the issue price of the notes plus accrued original issue discount and we may pay the repurchase price in cash, in common stock valued at its Market Price, or in a combination of cash and common stock, at our election.

     The notes are unsecured obligations of ours and rank equally with all of our other unsecured senior indebtedness.


     Our common stock is listed on the New York Stock Exchange under the symbol "ENE." On July 12, 2001, the last reported sale price for our common stock was $49.55 per share.


     Investing in the notes involves risks. See "Risk Factors" beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 July   , 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    3
Special Note Regarding Forward-Looking Information..........    4
Enron Corp..................................................    5
The Offering................................................    7
Risk Factors................................................   10
Use of Proceeds.............................................   10
Ratio of Earnings to Fixed Charges..........................   10
Price Range of Common Stock and Dividends...................   11
Description of the Notes....................................   12
Registration Rights.........................................   29
Description of Capital Stock................................   30
United States Federal Income Tax Considerations.............   38
Selling Securityholders.....................................   43
Plan of Distribution........................................   46
Validity of Securities......................................   47
Experts.....................................................   47




     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling security holders may, from time to time, sell the securities described in this prospectus in one or more offerings.


     This prospectus provides you with a general description of the securities which may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with a prospectus and, if not included in the prospectus, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

     Public Reference Room         Northeast Regional Office        Midwest Regional Office
    450 Fifth Street, N.W.           7 World Trade Center               Citicorp Center
           Room 1024                      Suite 1300                500 West Madison Street
    Washington, D.C. 20549         New York, New York 10048               Suite 1400
                                                                 Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the offices of the Chicago Stock Exchange at 120 South LaSalle Street, Chicago, Illinois 60603, and the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94014.

     We incorporate by reference in this prospectus the following documents filed by us with the SEC:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31,
       2000;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - Our Current Reports on Form 8-K filed with the SEC on January 31, 2001 and February 28, 2001; and

     - The description of our capital stock set forth in our Registration Statement on Form 8-B filed on July 2, 1997.

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c),14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

     Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

     We will provide a copy of these filings and any exhibits specifically incorporated by reference in these filings and a copy of the indenture and registration rights agreement referred to herein at no cost by request directed to us at the following address and telephone number: Secretary Division, Enron Corp., 1400 Smith Street, Houston, Texas, (713) 853-6161.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. All statements other than statements of historical facts contained in or incorporated by reference, including, but not limited to, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although we believe our expectations reflected in the forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

     - success in marketing natural gas and power to wholesale customers,

     - the ability to penetrate new retail natural gas and electricity markets (including energy outsourcing markets) in the United States and in foreign jurisdictions,

     - development of Enron's broadband network and customer demand for intermediation and content services,

     - the timing, extent and market effects of deregulation of energy markets in the United States, including the current energy market conditions in California, and in foreign jurisdictions,

     - other regulatory developments in the United States and in foreign countries, including tax legislation and regulations,

     - political developments in foreign countries,

     - the extent of efforts by governments to privatize natural gas and electric utilities and other industries,

     - the timing and extent of changes in commodity prices for crude oil, natural gas, electricity, foreign currencies and interest rates,

     - the timing and success of efforts to develop international power, pipeline and other infrastructure projects,

     - the ability of counterparties to financial risk management instruments and other contracts with us to meet their financial commitments to us,

     - the effectiveness of our risk management activities,

     - the extent of success in acquiring oil and gas properties and discovering, developing, producing and marketing reserves, and

     - our ability to access the capital markets and equity markets during the periods covered by the forward-looking statements, which will depend on general market conditions and our ability to maintain or increase the credit ratings for our unsecured senior long-term debt obligations.

     We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

                                  ENRON CORP.

BUSINESS OF ENRON

     Enron is an Oregon corporation and is headquartered in Houston, Texas. Enron provides products and services related to natural gas, electricity and communications to wholesale and retail customers. Enron's operations are conducted through its subsidiaries and affiliates, which are principally engaged in:

     - the marketing of natural gas, electricity and other commodities and related risk management and finance services worldwide;

     - the development, construction and operation of power plants, pipelines and other energy related assets worldwide;

     - the delivery and management of energy commodities and capabilities to end-use retail customers in the industrial and commercial business sectors;

     - the development of an intelligent network platform to provide bandwidth management services and to deliver high bandwidth applications;

     - the transportation of natural gas through pipelines to markets throughout the United States; and

     - the generation and transmission of electricity to markets in the northwestern United States.

WHOLESALE SERVICES

     Enron's wholesale services businesses operate worldwide in developed and deregulated markets such as North America and Europe, as well as developing or newly deregulating markets, including Japan, Australia, South America and India. Enron builds its wholesale businesses through the creation of networks involving asset ownership, contractual access to third-party assets and market-making activities. Wholesale services can be categorized into two business lines: (a) Commodity Sales and Services and (b) Assets and Investments.

     Commodity Sales and Services. Enron provides commodity delivery and predictable pricing to its customers through forwards and other contracts. This market-making activity includes the purchase, sale, marketing and delivery of natural gas, electricity, liquids and other commodities, as well as the management of Enron's own portfolio of contracts. Enron's market-making activity is facilitated through a network of capabilities including asset ownership. Accordingly, certain assets involved in the delivery of these services are included in this business (such as intrastate natural gas pipelines, power plants and gas storage facilities).

     Assets and Investments. Enron makes investments in various energy-related assets as a part of its network strategy either by purchasing the asset from a third party or developing and constructing the asset. Additionally, Enron invests in debt and equity securities of energy and technology-related businesses, which may also utilize Enron's products and services.

RETAIL ENERGY SERVICES

     Enron Energy Services is a provider of energy outsourcing products and services to business customers. This includes sales of natural gas, electricity, liquids and other commodities and the provision of energy management services directly to commercial and industrial customers located in North America and Europe. Enron Energy Services provides end-users with a broad range of energy products and services to reduce total energy costs or to minimize risks. These products and services include delivery of natural gas and electricity, energy tariff and information management, demand-side services to reduce energy consumption, and financial services, including price risk management. Enron Energy Services' products and services help commercial and industrial businesses maximize total energy savings while meeting their operational needs. With a focus on total energy savings and nationwide commodity, services and finance capabilities, Enron Energy Services provides outsourcing and other innovative programs not only to supply electricity and natural gas to businesses, but also to manage unregulated energy assets to reduce their energy consumption, delivery and billing costs, to eliminate inefficiencies of decentralized systems, to reduce energy demand and to minimize the risk of energy prices and operations to the customer.

BROADBAND SERVICES

     During 2000 Enron Broadband Services substantially completed the Enron Intelligent Network, or EIN, a high capacity, global fiber optic network which through pooling points can switch capacity from one independent network to another and create scaleability. Enron Broadband Services provides: (i) bandwidth management and intermediation services, and (ii) high quality content delivery services.

     The EIN consists of a high capacity fiber-optic network based on ownership or contractual access to approximately 18,000 miles of fiber optic network capacity throughout the United States. At December 31, 2000, the EIN included 25 pooling points of which 18 were in the U.S. and one each in Tokyo, London, Brussels, Amsterdam, Paris, Dusseldorf and Frankfurt, allowing the EIN to connect to most major U.S. cities and a large number in Europe. The breadth of pooling points within the EIN extends its reach by allowing connectivity with a greater number of network and service providers. Enron anticipates further increasing the scope and reach of the EIN by adding pooling points during 2001.

     The EIN's fiber network and imbedded software intelligence bypasses traditional fragmented and congested public internet routes to deliver faster, higher quality data. Enron's Broadband Operating System provides the intelligence to the EIN and connects to both physical and software network elements. Enron's broadband operating system enables the EIN to: (i) provide bandwidth in real time; (ii) control quality and access to the network for internet service providers; and (iii) control and monitor applications as they stream over the network to ensure quality and avoid congested routes. Enron's broadband operating system automates the transaction process from the order's inception to electronic billing and funds transfer. As a result, the EIN allows Enron to provide high quality content delivery services for content providers and to contract for firm bandwidth delivery commitments to support Enron's bandwidth intermediation business.

TRANSPORTATION AND DISTRIBUTION

     Enron's transportation and distribution business is comprised of its North American interstate natural gas transportation systems and its electricity transmission and distribution operations in Oregon.

     Interstate Transmission of Natural Gas. Included in Enron's domestic interstate natural gas pipeline operations are Northern Natural Gas Company, Transwestern Pipeline Company and Florida Gas Transmission Company (50% owned by Enron). Northern, Transwestern and Florida Gas are interstate pipelines and are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area. Northern serves the upper Midwest, Transwestern serves principally the California market and pipeline interconnects on the east end of the Transwestern system, and Florida Gas serves the State of Florida. In addition, Enron holds an interest in Northern Border Partners, L.P., which owns a 70% interest in the Northern Border Pipeline system. One of Enron's subsidiaries operates the Northern Border Pipeline system, which transports gas from Western Canada to delivery points in the midwestern United States.


     Electricity Transmission and Distribution Operations. Enron conducts its electric utility operations through its wholly-owned subsidiary, Portland General Electric Company. Portland General is engaged in the generation, purchase, transmission, distribution and sale of electricity in the State of Oregon. Portland General also sells energy to wholesale customers throughout the western United States. Portland General's Oregon service area is approximately 3,150 square miles. At December 31, 2000, Portland General served approximately 725,000 customers.

                                  THE OFFERING

Securities Offered..................     $1,907,698,000 aggregate principal
                                         amount at maturity of Zero Coupon
                                         Convertible Senior Notes due 2021. We
                                         will not pay interest on the notes
                                         prior to maturity. The notes were
                                         originally sold by Salomon Smith Barney
                                         Inc., Deutsche Banc Alex. Brown Inc.,
                                         J.P. Morgan Securities Inc., Banc of
                                         America Securities LLC and Barclays
                                         Capital Inc. to qualified institutional
                                         investors (as defined in Rule 144A of
                                         the Securities Act) at an issue price
                                         of $655.24 per note and a principal
                                         amount at maturity of $1,000 per note.
                                         This prospectus also relates to the
                                         offering of shares of our common stock
                                         which are issuable upon conversion of
                                         the notes.

Maturity............................     February 7, 2021.

Yield to Maturity of Notes..........     2.125% per year (computed on a
                                         semi-annual bond equivalent basis)
                                         calculated from February 7, 2001.


Conversion Rights...................     Holders may convert their notes at any
                                         time prior to the close of business on
                                         February 7, 2021, unless the notes have
                                         been redeemed or purchased by Enron
                                         previously. For each note converted, we
                                         will deliver 5.7565 shares of our
                                         common stock, which is equivalent to an
                                         initial conversion price of $113.83 per
                                         share based on the initial issue price
                                         of the notes. However, if the Sale
                                         Price (as defined below) on the
                                         conversion date is (a) less than 100%
                                         of the accreted conversion price, then
                                         the holder electing to exercise its
                                         conversion right will receive, in lieu
                                         of common stock, cash in an amount
                                         equal to 95% of the product of the
                                         conversion rate and such Sale Price or
                                         (b) greater than or equal to 100% of
                                         the accreted conversion price but less
                                         than 110% of the accreted conversion
                                         price, the holder will receive, in lieu
                                         of common stock, cash in an amount
                                         equal to the sum of the issue price of
                                         the notes plus accrued original issue
                                         discount. Also, in lieu of delivering
                                         shares of common stock upon conversion
                                         of any notes, we may elect to pay
                                         holders cash for their notes in an
                                         amount equal to the average Sale Price
                                         of our common stock for the five
                                         consecutive trading days following
                                         either:


                                         - our notice of our election to deliver
                                           cash, which we must give within two
                                           business days of receiving a
                                           conversion notice unless we have
                                           earlier given notice of redemption as
                                           described herein, or

                                         - the conversion date, if we have given
                                           notice of redemption specifying we
                                           intend to deliver cash upon
                                           conversions thereafter.

                                         The conversion rate may be adjusted for
                                         certain reasons but will not be
                                         adjusted for accrued original issue
                                         discount. Upon conversion, the holder
                                         will not receive any cash payment
                                         representing accrued original issue
                                         discount; accrued original issue
                                         discount will be deemed paid by shares
                                         of the common stock received by the
                                         holder of notes on conversion.

Ranking.............................     The notes are our unsecured obligations
                                         and rank equally with all of our other
                                         unsecured senior indebtedness.

Original Issue Discount.............     The notes were offered with original
                                         issue discount for U.S. federal income
                                         tax purposes equal to the principal
                                         amount at maturity of each note less
                                         the issue price to investors. You
                                         should be aware that, although we will
                                         not pay interest on the notes, U.S.
                                         investors must include accrued original
                                         issue discount in their gross income
                                         for U.S. federal income tax purposes
                                         prior to the conversion, redemption,
                                         purchase or maturity of the notes,
                                         (even if such notes are ultimately not
                                         converted, redeemed, purchased or paid
                                         at maturity).

Sinking Fund........................     None.

Optional Redemption.................     We may redeem all or a portion of the
                                         notes for cash at any time on or after
                                         February 7, 2004. Indicative redemption
                                         prices are set forth in this
                                         prospectus. Holders may convert their
                                         notes after they are called for
                                         redemption at any time prior to the
                                         redemption date. Our notice of
                                         redemption will inform the holders of
                                         our election to deliver shares of
                                         common stock or to pay cash in lieu of
                                         delivery of the shares with respect to
                                         any notes converted prior to the
                                         redemption date.

Purchase of the Notes by Enron at
the Option of the Holder............     Holders may require us to purchase
                                         their notes on any one of the following
                                         dates at the following prices:

                                         - on February 7, 2004 at a price of
                                           $698.13 per note;

                                         - on February 7, 2009 at a price of
                                           $775.96 per note; and

                                         - on February 7, 2014 at a price of
                                           $862.46 per note.


                                         We will pay cash for all notes
                                         purchased on February 7, 2004, but on
                                         the other two purchase dates we may
                                         choose to pay the purchase price in
                                         cash or common stock valued at its
                                         Market Price (as defined herein) or a
                                         combination of cash and common stock.


Optional Conversion to Semi-annual
Coupon Notes upon a Tax Event.......     From and after the occurrence of a Tax
                                         Event, at the option of Enron, interest
                                         in lieu of future original
                                         issue discount shall accrue on each
                                         note from the date on which Enron
                                         exercises such option at the rate of
                                         2.125% per year on the restated
                                         principal amount (i.e., the issue price
                                         of the note plus any original issue
                                         discount accrued to the later of the
                                         date of the Tax Event and the date
                                         Enron exercises such option) and shall
                                         be payable semi-annually on each
                                         interest payment date to holders of
                                         record at the close of business on each
                                         regular record date immediately
                                         preceding such interest payment date.
                                         Interest will be computed based upon a
                                         360-day year comprised of twelve 30-day
                                         months and will initially accrue from
                                         the Option Exercise Date (as defined
                                         herein) and thereafter from the most
                                         recent date to which interest has been
                                         paid. In such an event, the redemption
                                         price, purchase price, and Fundamental
                                         Change repurchase price shall be
                                         adjusted as described herein. However,
                                         there will be no changes in a holder's
                                         conversion rights.

Fundamental Change..................     Upon a Fundamental Change involving
                                         Enron occurring prior to February 7,
                                         2004, each holder may require us to
                                         repurchase all or a portion of such
                                         holder's notes. This repurchase price
                                         will be equal to the issue price of the
                                         notes plus accrued original issue
                                         discount to the date of repurchase. We
                                         may choose to pay the repurchase price
                                         in cash or in common stock valued at
                                         its Market Price or a combination of
                                         cash and common stock. See "Description
                                         of the Notes -- Fundamental Change
                                         Permits Holder to Require Us to
                                         Repurchase Notes" for the definition of
                                         the term "Fundamental Change."

Use of Proceeds.....................     We will not receive any proceeds from
                                         the sale of the securities contemplated
                                         by this prospectus.


Trading.............................     There is no established trading market
                                         for the notes. We cannot assure you
                                         that any market for the notes will
                                         develop or, if one does develop, that
                                         it will be maintained. Our common stock
                                         is listed on the New York Stock
                                         Exchange under the symbol "ENE."

                                  RISK FACTORS

     You should carefully consider each of the following risks relating to the offer and sale of the notes. Our business may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial, including as a result of factors described under "Special Note Regarding Forward-Looking Information."

ALTHOUGH THE NOTES ARE REFERRED TO AS "SENIOR NOTES," THEY WILL BE EFFECTIVELY SUBORDINATED TO ANY FUTURE SECURED DEBT AND DEBT OF OUR SUBSIDIARIES

     The notes are unsecured and therefore will be effectively subordinated to any indebtedness of our subsidiaries and our future secured indebtedness to the extent of the value of the assets securing such indebtedness. If we default on the notes, become bankrupt, liquidate or reorganize, any secured creditors could use their collateral to satisfy their secured indebtedness before you would receive any payment on the notes. If the value of such collateral is not sufficient to pay any secured indebtedness in full, our secured creditors would share the value of our other assets, if any, with you and the holders of other claims against us which rank equally with the notes.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES


     There is no established trading market for the notes. We cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially adversely affected.


                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the notes under this prospectus and the shares of our common stock issuable upon conversion of the notes. We will not receive any proceeds from theses sales.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of Enron for each of the years 1996 through 2000 and for the three-month period ended March 31, 2001.

    YEAR ENDED DECEMBER 31,        THREE MONTHS ENDED
--------------------------------       MARCH 31,
1996   1997   1998   1999   2000          2001
----   ----   ----   ----   ----   ------------------
3.00   1.02   2.08   2.29   2.34          2.97

     The ratio of earnings to fixed charges is based on continuing operations. "Earnings" is determined by adding (i) the pre-tax income of Enron and its majority owned subsidiaries, (ii) Enron's share of pre-tax income of its 50% owned companies, (iii) any income actually received from less than 50% owned companies, and (iv) fixed charges, net of interest capitalized. "Fixed Charges" represent interest (whether expensed or capitalized), amortization of debt discount and expense and that portion of rentals considered to be representative of the interest factor.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is listed on the New York Stock Exchange under the symbol "ENE." The table below shows the high and low sales prices of our common stock on the New York Stock Exchange Composite Tape as reported in The Wall Street Journal and the quarterly cash dividends declared per share of common stock during the periods indicated.


                                                             PRICE RANGE        CASH
                                                          -----------------   DIVIDENDS
                                                           HIGH       LOW     DECLARED
                                                          -------   -------   ---------
Fiscal Year 1999
  First Quarter.........................................  $35.594   $28.750    $0.125
  Second Quarter........................................   41.469    30.500     0.125
  Third Quarter.........................................   44.719    38.063     0.125
  Fourth Quarter........................................   44.875    34.875     0.125
Fiscal Year 2000
  First Quarter.........................................  $78.063   $41.375    $0.125
  Second Quarter........................................   78.938    62.500     0.125
  Third Quarter.........................................   90.750    65.563     0.125
  Fourth Quarter........................................   88.688    63.500     0.125
Fiscal Year 2001
  First Quarter.........................................  $84.063   $66.063    $0.125
  Second Quarter........................................   64.750    42.350     0.125
  Third Quarter (through July 12) ......................   51.500    47.500        --


     The above information gives effect to a 2 for 1 stock split effected July 23, 1999. For a recent closing sale price of our common stock on the New York Stock Exchange, see the cover page of this prospectus. Future dividend policy will depend on our earnings, capital requirements, financial condition and other factors considered relevant by our board of directors.

                            DESCRIPTION OF THE NOTES

     We issued the notes under an indenture (the "indenture") dated as of February 7, 2001 between us and The Chase Manhattan Bank, as trustee (the "trustee"). The trustee's address is 600 Travis Street, Houston, Texas 77002. A copy of the form of the indenture and the notes is filed as an exhibit to the registration statement of which this prospectus forms a part and is available as set forth under "Where You Can Find More Information." The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all information that you may find useful. For further information you should read the notes and the indenture.

GENERAL

     The notes:

     - are our unsecured obligations and rank equally with all of our other unsecured senior indebtedness;

     - are limited to $1,907,698,000 aggregate principal amount at maturity;

     - will mature on February 7, 2021; and

     - will not pay interest annually, except as described under "-- Optional Conversion to Semi-Annual Coupon Note Upon Tax Event," but will pay a principal amount of $1,000 per note upon maturity, representing a yield to maturity of 2.125%.

     The notes are redeemable prior to maturity only on or after February 7, 2004, as described below under "-- Optional Redemption," and do not have the benefit of a sinking fund. Principal of the notes will be payable, and the transfer of notes will be registrable, at the office of the trustee.

     The notes were offered at a substantial discount from their principal amount at maturity. See "United States Federal Income Tax Considerations." Except as described below, we will not make periodic payments of interest on the notes. Each note was issued at an issue price of $655.24 per note. However, the notes will accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a note. The calculation of the accrual of original issue discount will be on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months. The issue date for the notes and the commencement date for the accrual of original issue discount was February 7, 2001.

     The notes were issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

CONVERSION RIGHTS

     A holder may convert notes, in multiples of $1,000 principal amount at maturity, into common stock at any time before the close of business on February 7, 2021. However, if the Sale Price (as defined below) on the conversion date is
(a) less than 100% of the sum of the issue price plus accrued original issue discount, with such sum divided by the conversion rate (which we call the "accreted conversion price"), then the holder electing to exercise its conversion right will receive, in lieu of common stock, cash in an amount equal to 95% of the product of the conversion rate and such Sale Price or (b) greater than or equal to 100% of the accreted conversion price but less than 110% of the accreted conversion price, the holder will receive, in lieu of common stock, cash in an amount equal to the sum of the issue price of the notes plus accrued original issue discount. This provision does not apply with respect to notes called for redemption. Further, a holder may convert a note only until the close of business on the last business day prior to the redemption date if we call a note for redemption, unless we default on payment of the redemption price. A note for which a holder has delivered a purchase notice or a Fundamental Change repurchase notice requiring us to purchase or repurchase the note may be converted only if such notice is withdrawn in accordance with the indenture.

     The initial conversion rate is 5.7565 shares of common stock per note, subject to adjustment upon the occurrence of certain events described below. The conversion rate will not be adjusted for accrued original issue discount.

     We will pay for any fractional share an amount of cash based on the Sale Price of the common stock on the trading day immediately preceding the conversion date. On conversion of a note, a holder will not receive any cash payment representing accrued original issue discount and the conversion rate will not be adjusted to reflect any such accrual. Our delivery to the holder of the fixed number of shares of common stock into which the note is convertible, together with any cash payment for fractional shares, will be deemed:

     - to satisfy our obligation to pay the principal amount at maturity of the note; and

     - to satisfy our obligation to pay original issue discount that accrued from the issue date through the conversion date.

     As a result, accrued original issue discount is deemed to be paid in full rather than canceled, extinguished or forfeited.

     A certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving common stock upon conversion, see "United States Federal Income Tax Considerations -- U.S. Holders -- Exchange or Conversion of Notes for Common Stock."

     In lieu of delivery of shares of common stock upon notice of conversion of any notes (for all or any portion of the notes), we may elect to pay holders surrendering notes an amount in cash per note equal to the average Sale Price of our common stock for the five consecutive trading days immediately following (a) the date of our notice of our election to deliver cash as described below if we have not given notice of redemption, or (b) the conversion date, in the case of a conversion following our notice of redemption specifying we intend to deliver cash upon conversion, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under "-- Optional Redemption." If we elect to deliver all of such payment in shares of common stock, the shares will be delivered through the trustee no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under "-- Events of Default" below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes (other than cash in lieu of fractional shares).

     The indenture provides that the date on which all of the requirements for delivery of a note for conversion have been satisfied is the "conversion date."

     The conversion rate will be adjusted for:

     - dividends or distributions on our common stock payable in our common stock or other capital stock;

     - subdivisions, combinations or certain reclassifications of our common stock;

     - distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days at less than the Sale Price at the time; and

     - distributions to such holders of our assets or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 15% of the Sale Price on the day preceding the date of declaration of such dividend or other distribution).

     However, no adjustment need be made if noteholders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to shareholders (a) equals or exceeds the average quoted price of the common stock, or (b) such average quoted price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder of a note will be entitled to receive upon conversion, in addition to the shares of Enron common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such note immediately prior to the record date for determining the shareholders entitled to receive the distribution.

     The indenture permits us to increase the conversion rate from time to time.

     If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Enron or another person which the holder would have received if the holder had converted the holder's notes immediately prior to the transaction. This assumes that a holder of notes would not have exercised any rights of election as to the consideration receivable in connection with the transaction.

     Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to Federal income tax as a dividend in the amount of:

     - a taxable distribution to holders of common stock which results in an adjustment of the conversion rate; or

     - an increase in conversion rate at our discretion.

See "United States Federal Income Tax Considerations -- U.S.
Holders -- Adjustment of Conversion Rate."

     If we exercise our option to have interest, instead of original issue discount, accrue on a note following a Tax Event, the holder will be entitled on conversion to receive the same number of shares of common stock the holder would have received if we had not exercised such option.

     If we exercise this option, notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for notes to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the interest that the registered holder is to receive on the note.

     Except where notes surrendered for conversion must be accompanied by payment as described above, we will not pay interest on converted notes on any interest payment date subsequent to the date of conversion. See "-- Optional Conversion to Semi-annual Coupon Note Upon Tax Event."

OPTIONAL REDEMPTION

     No sinking fund is provided for the notes. Prior to February 7, 2004, the notes will not be redeemable. Beginning on February 7, 2004, at our option we may redeem the notes for cash at any time as a whole, or from time to time in part. We will give not less than 30 days nor more than 60 days notice of redemption by mail to noteholders. The notice of redemption will inform the holders of our election to deliver shares of common stock or to pay cash in lieu of delivery of the shares with respect to any notes converted prior to the redemption date.

     The table below shows what redemption prices of a note would be on February 7, 2004, at each February thereafter prior to maturity and at maturity on February 7, 2021. These prices equal the issue price plus the accrued original issue discount calculated to each such date. The redemption price of a note redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table.

                                                                   ACCRUED
                                                                ORIGINAL ISSUE   REDEMPTION
                                                      ISSUE      DISCOUNT AT       PRICE
REDEMPTION DATE                                      PRICE(1)     2.125%(2)       (1)+(2)
---------------                                      --------   --------------   ----------
February 7, 2004...................................  $655.24       $ 42.90       $  698.13
February 7, 2005...................................   655.24         57.81          713.05
February 7, 2006...................................   655.24         73.04          728.28
February 7, 2007...................................   655.24         88.60          743.84
February 7, 2008...................................   655.24        104.49          759.73
February 7, 2009...................................   655.24        120.72          775.96
February 7, 2010...................................   655.24        137.30          792.54
February 7, 2011...................................   655.24        154.23          809.47
February 7, 2012...................................   655.24        171.52          826.76
February 7, 2013...................................   655.24        189.18          844.42
February 7, 2014...................................   655.24        207.22          862.46
February 7, 2015...................................   655.24        225.65          880.89
February 7, 2016...................................   655.24        244.47          899.70
February 7, 2017...................................   655.24        263.69          918.92
February 7, 2018...................................   655.24        283.32          938.56
February 7, 2019...................................   655.24        303.37          958.61
February 7, 2020...................................   655.24        323.85          979.08
At stated maturity.................................   655.24        344.76        1,000.00

     If converted to semi-annual coupon notes following the occurrence of a Tax Event, the notes will be redeemable at the Restated Principal Amount (as defined herein) plus accrued and unpaid interest to the redemption date. However, in no event may the notes be redeemed prior to February 7, 2004. See "-- Optional Conversion to Semi-annual Coupon Note Upon Tax Event."

     If less than all of the outstanding notes held in definitive form are to be redeemed, the trustee shall select the notes held in definitive form to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder elects to convert a portion of the notes, the portion elected to be converted shall be deemed to be the portion selected for redemption.

PURCHASE OF NOTES AT THE OPTION OF THE HOLDER

     On the purchase dates of February 7, 2004, February 7, 2009 and February 7, 2014, we will, at the option of the holder, be required to purchase any outstanding note for which a written purchase notice has been properly delivered by the holder to the trustee and not withdrawn, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on such purchase date.

     The purchase price of a note will be:

     $698.13 per note on February 7, 2004;

     $775.96 per note on February 7, 2009; and

     $862.46 per note on February 7, 2014.

     These purchase prices equal the issue price plus accrued original issue discount to the purchase dates.

     We will pay cash for all notes purchased on February 7, 2004, but on the other two purchase dates we may, at our option, elect to pay the purchase price in cash or shares of common stock valued at the Market Price or any combination thereof. See "United States Federal Income Tax Considerations."

     If prior to a purchase date the notes have been converted to semi-annual coupon notes following the occurrence of a Tax Event, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion to the purchase date. See "-- Optional Conversion to Semi-annual Coupon Note Upon Tax Event."

     We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

     - whether we will pay the purchase price of notes in cash or common stock or any combination thereof, specifying the percentages of each;

     - if we elect to pay in common stock, the method of calculating the Market Price of the common stock; and

     - the procedures that holders must follow to require us to purchase their notes.

     The purchase notice given by each holder electing to require us to purchase notes shall state:

     - the certificate numbers of the holder's notes to be delivered for purchase;

     - the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

     - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

     - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see "United States Federal Income Tax Considerations -- U.S. Holders -- Sale, Retirement or Redemption of the Notes Solely for Cash."

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

     The notice of withdrawal shall state:

     - the principal amount at maturity being withdrawn;

     - the certificate numbers of the notes being withdrawn; and

     - the principal amount at maturity of the notes that remains subject to the purchase notice, if any.

     If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us shall be equal to the portion of the purchase price to be paid in common stock divided by the Market Price.

     We will pay cash based on the Market Price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. See "United States Federal Income Tax Considerations."

     The "Market Price" means the average of the Sale Prices (as defined below) of the common stock for the five trading day period ending on the third business day (if the third business day prior to the applicable purchase or repurchase date is a trading day or, if not, then on the last trading day) prior to the applicable purchase or repurchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase or repurchase date, of certain events with respect to the common stock that would result in an adjustment of the conversion rate.

     The "Sale Price" of the common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

     Because the Market Price is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

     Our right to purchase notes, in whole or in part, with common stock is subject to our satisfying various conditions, including:

     - the registration of the common stock under the Securities Act and the Securities Exchange Act, if required; and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of such holder entirely in cash. See "United States Federal Income Tax Considerations." We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     In connection with any purchase offer, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act which may then be applicable.

     Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of book-entry transfer or physical delivery of the note.

     If the paying agent holds money or securities sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and original issue discount on such note or, if the notes have been converted to semi-annual coupon notes following the occurrence of a Tax Event, interest on such note, will cease to accrue, whether or not book-entry transfer is made or the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

     Our ability to purchase notes with cash may be limited by the terms of our then existing indebtedness or financial agreements.

     No notes may be purchased for cash at the option of holders if there has occurred and is continuing an event of default described under "-- Events of Default" below. However, notes may be purchased if the event of default is in the payment of the purchase price with respect to the notes.

FUNDAMENTAL CHANGE PERMITS HOLDER TO REQUIRE US TO REPURCHASE NOTES

     If a Fundamental Change (as defined below) occurs prior to February 7, 2004, each holder will have the right, at the holder's option, to require us to repurchase any or all of the holder's notes. The notes may be repurchased in multiples of $1,000 principal amount at maturity. We will repurchase the notes at a price equal to the issue price plus accrued original issue discount to the repurchase date. See the table under "-- Optional Redemption." If, prior to the repurchase date, we elect to convert the notes to semi-annual coupon notes following a Tax Event, the repurchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest to the repurchase date. See the discussion under the caption entitled "-- Optional Conversion to Semi-annual Coupon Note Upon Tax Event."

     A "Fundamental Change" occurs if:

     - we consolidate or merge with or into another person (other than a subsidiary);

     - we sell, convey, transfer or lease our properties and assets substantially as an entirety to any person (other than a subsidiary);

     - any person (other than a subsidiary) consolidates with or merges with or into Enron; or

     - our outstanding common stock is reclassified into, exchanged for or converted into the right to receive any other property or security;

provided that none of these circumstances will be a Fundamental Change if at least 50% of the aggregate fair market value (as determined by our board of directors) of the property and securities received by holders of our common stock in respect of such common stock in such transaction, other than cash payments for fractional shares, consists of shares of voting common stock of the surviving person that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

     We may, at our option, instead of paying the Fundamental Change repurchase price in cash, pay all or a portion of the Fundamental Change repurchase price in our common stock, as long as our common stock is then listed on a United States national securities exchange or traded on an established automated over-the-counter trading market in the United States. The fair market value of the common stock for such purpose shall be the Market Price. We will pay cash based on the Market Price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the repurchase price. See "United States Federal Income Tax Considerations."

     On or before the 30th day after the occurrence of a Fundamental Change, we will mail to all holders of record of the notes a notice of the occurrence of the Fundamental Change and of the resulting repurchase right. We will also deliver to the trustee a copy of the notice. The notice will state among other things:

     - whether we will pay the repurchase price of notes in cash or common stock or any combination thereof, specifying the percentages of each;

     - if we elect to pay in common stock, the method of calculating the Market Price; and

     - the procedures that holders must follow to require us to repurchase their notes.

     To exercise the repurchase right, holders of notes must deliver, on or before the 60th day after the date of our notice of a Fundamental Change, the notes to be repurchased, either by book-entry transfer or in certificate form duly endorsed for transfer, together with a repurchase notice and the form entitled "Option to Elect Repurchase Upon a Fundamental Change" on the reverse side of the note duly completed, to the paying agent. The repurchase notice given by each holder electing to require us to repurchase notes shall state:

     - the certificate numbers of the holder's notes to be delivered for repurchase;

     - the portion of the principal amount at maturity of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

     - in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in common stock, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the repurchase price or portion of the repurchase price in common stock is not satisfied prior to the close of business on the repurchase date, as described below, whether the holder elects: (1) to withdraw the repurchase notice as to some or all of the notes to which it relates, or (2) to receive cash in respect of the entire repurchase price for all notes or portions of notes subject to such repurchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire repurchase price for all notes subject to the purchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see "United States Federal Income Tax Considerations -- U.S.
Holders  --  Sale, Retirement or Redemption of the Notes Solely for Cash."

     Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date.

     The notice of withdrawal shall state:

     - the principal amount at maturity being withdrawn;

     - the certificate numbers of the notes being withdrawn; and

     - the principal amount at maturity of the notes that remains subject to the repurchase notice, if any.

     Because the Market Price is determined prior to the applicable repurchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such Market Price is determined to such repurchase date. We may pay the repurchase price or any portion of the repurchase price in common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

     Our right to repurchase notes, in whole or in part, with common stock is subject to our satisfying various conditions, including:

     - the registration of the common stock under the Securities Act and the Securities Exchange Act, if required; and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the notes of such holder entirely in cash. See "United States Federal Income Tax Considerations." We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     In connection with the repurchase of the notes in the event of a Fundamental Change, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act which may then be applicable.

     Payment of the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. Payment of the repurchase price for the notes will be made promptly following the later of the repurchase date or the time of book-entry transfer or physical delivery of the notes.

     If the paying agent holds money or securities sufficient to pay the repurchase price of a note on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the note will cease to be outstanding and original issue discount on such note or, if the notes have been converted to semi-annual coupon notes following the occurrence of a Tax Event, interest on such note, will cease to accrue, whether or not book-entry transfer is made or the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

     The repurchase rights of the holders of notes could discourage a potential acquiror of Enron. The Fundamental Change repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of Enron by any means or part of a plan by management to adopt a series of anti-takeover provisions.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a Fundamental Change may not protect noteholders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     Our ability to repurchase notes with cash may be limited by the terms of our then existing indebtedness or financial agreements.

     No notes may be repurchased for cash at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default described under "-- Events of Default" below. However, notes may be repurchased if the event of default is in the payment of the Fundamental Change repurchase price with respect to the notes.

OPTIONAL CONVERSION TO SEMI-ANNUAL COUPON NOTE UPON TAX EVENT

     From and after the date of the occurrence of a Tax Event, we may elect to have interest in lieu of future original issue discount accrue at the rate of 2.125% per year on a principal amount per note (the "Restated Principal Amount") equal to the issue price plus original issue discount accrued to the date of the Tax Event or the date on which we exercise the option described herein, whichever is later (the "Option Exercise Date").

     Such interest shall accrue from the Option Exercise Date and shall be payable in cash semi-annually on the interest payment dates of February 7 and August 7 of each year to holders of record at the close of business on the January 23 or the July 23 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will initially accrue from the Option Exercise Date and thereafter from the last date to which interest has been paid.

     A "Tax Event" means that we have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of:

          (1) any amendment to, or change (including any announced prospective change) in the laws, rules or regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or

          (2) any amendment to, or change in, an interpretation or application of such laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after January 31, 2001, there is more than an insubstantial risk that interest (including original issue discount) payable on the notes either:

     - would not be deductible on a current accrual basis, or

     - would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

     Federal legislation has previously been proposed to change the tax law to defer the deduction of original issue discount on convertible debt instruments until the issuer pays the original issue discount. Congress did not enact these proposed changes. If a similar proposal were ever reintroduced, enacted and made applicable to the notes in a manner that would limit our ability to either:

     - deduct the interest, including original issue discount, payable on the notes on a current accrual basis, or

     - deduct the interest, including original issue discount, payable on the notes under any other method for United States federal income tax purposes,

such enactment would result in a Tax Event and the terms of the notes would be subject to modification at our option as described above.

     The modification of the terms of notes by us upon a Tax Event, as described above, could possibly alter the timing of income recognition by holders of the notes with respect to the semi-annual payments of interest due on the notes after the option exercise date.

LIMITATIONS ON MORTGAGES AND LIENS

     The indenture provides that so long as any of the notes are outstanding, Enron will not, and will not permit any subsidiary to, pledge, mortgage or hypothecate, or permit to exist, except in favor of Enron or any subsidiary, any mortgage, pledge or other lien upon, any Principal Property at any time owned by it, to secure any indebtedness (as defined in the indenture), unless effective provision is made whereby outstanding notes will be equally and ratably secured with any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to prevent the creation or existence of:

     - Mortgages, pledges, liens or encumbrances on any property held or used by Enron or a subsidiary in connection with the exploration for, development of or production of, oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels, such properties to include, but not be limited to, Enron's or a subsidiary's interest in any mineral fee interests, oil, gas or other mineral leases, royalty, overriding royalty or net profits interests, production payments and other similar interests, wellhead production equipment, tanks, field gathering lines, leasehold or field separation and processing facilities, compression facilities and other similar personal property and fixtures;

     - Mortgages, pledges, liens or encumbrances on oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels produced or recovered from any property, an interest in which is owned or leased by Enron or a subsidiary;

     - Mortgages, pledges, liens or encumbrances (or certain extensions, renewals or refundings thereof) upon any property acquired before or after the date of the indenture, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by Enron or a subsidiary, provided that every such mortgage, pledge, lien or encumbrance applies only to the property so acquired and fixed improvements thereon;

     - Mortgages, pledges, liens or encumbrances upon any property acquired before or after the date of the indenture by any corporation that is or becomes a subsidiary after the date of the indenture ("Acquired Entity"), provided that every such mortgage, pledge, lien or encumbrance (1) shall either (a) exist prior to the time the Acquired Entity becomes a subsidiary or (b) be created at the time the Acquired Entity becomes a subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof and (2) shall only apply to those properties owned by the Acquired Entity at the time it becomes a subsidiary or thereafter acquired by it from sources other than Enron or any other subsidiary;

     - Pledges of current assets, in the ordinary course of business, to secure current liabilities;

     - Deposits to secure public or statutory obligations;

     - Liens to secure indebtedness other than Funded Debt (as defined in the indenture and herein);

     - Mortgages, pledges, liens or encumbrances upon any office, data processing or transportation equipment;

     - Mortgages, pledges, liens or encumbrances created or assumed by Enron or a subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing the acquisition or construction of property to be used by Enron or a subsidiary;

     - Pledges or assignments of accounts receivable or conditional sales contracts or chattel mortgages and evidences of indebtedness secured thereby, received in connection with the sale by Enron or a subsidiary of goods or merchandise to customers; or

     - Certain other liens or encumbrances.

     Notwithstanding the foregoing, Enron or a subsidiary may issue, assume or guarantee indebtedness secured by a mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other indebtedness of Enron or a subsidiary secured by a mortgage which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including secured indebtedness permitted under the foregoing exceptions), does not at the time exceed 10% of the Consolidated Net Tangible Assets (total assets less (a) total current liabilities, excluding indebtedness due within 12 months, and (b) goodwill, patents and trademarks) of Enron, as shown on the audited consolidated financial statements of Enron as of the end of the fiscal year preceding the date of determination.

     For purposes of this covenant only, the term "subsidiary" is defined in the indenture to mean a corporation all of the voting shares (that is, shares entitled to vote for the election of directors, but excluding shares entitled so to vote only upon the happening of some contingency unless such contingency shall have occurred) of which shall be owned by Enron or by one or more subsidiaries or by Enron and one or more subsidiaries. The term "Principal Property" is defined to mean any oil or gas pipeline, gas processing plant or chemical plant located in the United States, except any such property, pipeline or plant that in the opinion of the Board of Directors of Enron is not of material importance to the total business conducted by Enron and its subsidiaries. "Principal Property" does not include any oil or gas property or the production or any proceeds of production from an oil or gas producing property or the production or any proceeds of production of gas processing plants or oil or gas or petroleum products in any pipeline.

     The term "indebtedness," as applied to Enron or any subsidiary, is defined to mean bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation for the repayment of money borrowed (other than unamortized debt discount or premium). All indebtedness secured by a lien upon property owned by Enron or any subsidiary and upon which indebtedness any such corporation customarily pays interest, even though such corporation has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of any such corporation. All indebtedness for money borrowed incurred by other persons which is directly guaranteed as to payment of principal by Enron or any subsidiary is for all purposes of the indenture deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons is for any purpose deemed indebtedness of such corporation. Indebtedness of Enron or any subsidiary does not include (1) amounts which are payable only out of all or a portion of the oil, gas, natural gas, helium, coal, metals, minerals, steam, timber or other natural resources produced, derived or extracted from properties owned or developed by such corporation; (2) any amount representing capitalized lease obligations; (3) any indebtedness incurred to finance oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons or geothermal or other natural resources or synthetic fuel exploration or development, payable, with respect to principal and interest, solely out of the proceeds of oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons or geothermal or other natural resources or synthetic fuel to be produced, sold and/or delivered by Enron or any subsidiary; (4) indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such other persons or with third persons with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, agreements to advance or supply funds to or to invest in such other persons or agreements to pay for property, products or services of such other persons (whether or not conferred, delivered or rendered) and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and (5) any guarantees with respect to lease or other similar periodic payments to be made by other persons.

     "Funded Debt" as applied to any corporation means all indebtedness incurred, created, assumed or guaranteed by such corporation, or upon which it customarily pays interest charges, which matures, or is renewable by such corporation to a date, more than one year after the date as of which Funded Debt is being determined; provided, however, that the term "Funded Debt" shall not include (1) indebtedness incurred in the ordinary course of business representing borrowings, regardless of when payable, of such corporation from time to time against, but not in excess of the face amount of, its installment accounts receivable for the sale of appliances and equipment sold in the regular course of business or (2) advances for construction and security deposits received by such corporation in the ordinary course of business.

     The foregoing limitations on mortgages, pledges and liens are intended to limit other creditors of Enron from obtaining preference or priority over holders of the notes, but are not intended to prevent other creditors from sharing equally and ratably and without preference ("pari passu") over the holders of the notes. While such limitations on mortgages and liens do provide protection to the holders of the notes, there are a number of exceptions to such restrictions which could result in certain assets of Enron and its subsidiaries being encumbered without equally and ratably securing the notes issued under the indenture.

Specifically, the restrictions apply only to pledges, mortgages or liens upon "Principal Property" (as defined in the indenture and herein) to secure any "indebtedness" (as defined in the indenture and herein), unless effective provision is made whereby outstanding notes will be equally and ratably secured with any such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. There are certain exceptions to the definition of "indebtedness," which are enumerated in the indenture and herein. In addition, the restrictions do not apply to prevent the creation or existence of mortgages, pledges, liens or encumbrances on certain types of properties or pursuant to certain types of transactions, all as enumerated in the indenture and above. Also, up to 10% of Consolidated Net Tangible Assets (as defined in the indenture and herein) is not subject to the mortgage and lien limitations contained in the indenture.

EVENTS OF DEFAULT

     Each of the following will constitute an event of default under the indenture:

     - default in payment of the principal amount at maturity (or if the notes have been converted to a semi-annual coupon notes following a Tax Event, the Restated Principal Amount), redemption price, purchase price or Fundamental Change repurchase price with respect to any note when such amount becomes due and payable;

     - if the notes have been converted to semi-annual coupon notes following a Tax Event, the failure to pay interest within 30 days of the due date;

     - liquidated damages owing, as described under "Registration Rights," if the default continues for 30 days;

     - our failure to comply with any of our other agreements in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt by us of such notice; and

     - certain events of bankruptcy or insolvency affecting us.

     If any event of default has happened and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the issue price of the notes plus the original issue discount on the notes or, if the notes are converted to semi-annual coupon notes following the occurrence of a Tax Event, the Restated Principal Amount plus interest on the notes, accrued to the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the issue price of the notes plus the original issue discount on the notes or, if the notes are converted to semi-annual coupon notes following the occurrence of a Tax Event, the Restated Principal Amount plus interest on the notes, accrued to the occurrence of such event shall automatically become and be immediately due and payable.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount at maturity of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

     No holder of a note will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

     - such holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

     - the holders of at least 25% in aggregate principal amount at maturity of the outstanding notes have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

     - the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount at maturity of the outstanding notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of conversion rights or payment of the principal amount at maturity, the Restated Principal Amount, redemption price, purchase price or Fundamental Change repurchase price, liquidated damages or interest on such note after conversion of the notes to semi-annual coupon notes following a Tax Event, in each case on or after the applicable due date specified in such note.

     We will be required to furnish to the trustee annually a statement by certain of its officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

MODIFICATION AND WAIVER

     Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount at maturity of the outstanding notes affected by such modification or amendment.

     No such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

     - make any change to the percentage of principal amount at maturity of notes the holders of which must consent to an amendment or any waiver under the indenture;

     - reduce the principal amount at maturity, Restated Principal Amount or issue price, or extend the stated maturity, of any note;

     - reduce the redemption price, purchase price or Fundamental Change repurchase price of any note;

     - make any change that adversely affects the right to convert any note;

     - except as otherwise provided herein and in the indenture, alter the manner or rate of accrual of original issue discount or interest on any note, reduce the rate of interest upon the occurrence of a Tax Event, or extend the time for payment of original issue discount or interest, if any, on any note;

     - make any note payable in money or securities other than that stated in the note;

     - make any change that adversely affects such holder's right to require us to purchase a note; or

     - impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes.

     The holders of at least a majority in aggregate principal amount at maturity of the outstanding notes may waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount at maturity of the outstanding notes may waive any past default under the indenture and its consequences, except a default in any payment on the notes, a default with respect to the conversion rights of the notes and a default in respect of certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note as described in the preceding paragraph.

MERGERS AND SALES OF ASSETS

     The indenture provides that Enron may consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, if among other items, (i) the resulting, surviving or transferee person (if other than Enron) assumes all obligations of Enron under the notes and the indenture, and (ii) Enron or such successor person is not immediately thereafter in default under the indenture. Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, Enron shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Fundamental Change (as defined herein) permitting each holder to require us to purchase the notes of such holder as described above.

DISCHARGE OF THE INDENTURE

     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a Fundamental Change repurchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us.

LIMITATION OF CLAIMS IN BANKRUPTCY

     If a bankruptcy proceeding is commenced in respect of Enron, the claim of the holder of a note is, under Title 11 of the United States Code, limited to the issue price of the note plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

REGARDING THE TRUSTEE

     The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if, during the continuance of an event of default, it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

     The trustee under the indenture acts as agent and lender for some of our credit facilities.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL NOTE

     Notes sold by the selling securityholders pursuant to the registration statement of which this prospectus forms a part are represented by one or more permanent global notes in definitive, fully-registered form without interest coupons. Each global note has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

     Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

     Investors who purchase notes in offshore transactions may hold their interests in a global note directly through Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear

System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers' securities accounts in the depositaries' names on the books of DTC.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

     So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

     All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

     DTC or its nominee, upon receipt of any payment in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the initial purchasers, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

     Unless and until it is exchanged in whole or in part for definitive notes in definitive form, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the relevant global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

     We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.

     Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the initial purchasers, nor the trustee will have any responsibility for the performance or nonperformance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling to continue as a depositary for any global note and a successor depositary is not appointed by us within 90 days, we will issue definitive notes in exchange for the global note.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing the notes will be printed and delivered.

     The information in this section concerning DTC, Clearstream, Euroclear and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

                              REGISTRATION RIGHTS

     Pursuant to the registration rights agreement we entered into with the initial purchasers of the notes, we have filed a shelf registration statement, of which this prospectus is a part, covering resales of the notes and the shares of our common stock issuable upon conversion thereof pursuant to Rule 415 under the Securities Act.


     Subject to certain rights to suspend use of the shelf registration statement, we will use commercially reasonable efforts to keep the shelf registration statement effective until the earliest of (1) the time when the notes covered by the shelf registration statement can be sold by persons who are not our affiliates pursuant to Rule 144(k) under the Securities Act or any successor rule or regulation thereto, (2) February 7, 2003, the second anniversary of the original date of issuance of the notes, (3) the date on which all notes registered under the shelf registration statement are disposed of in accordance therewith and (4) the date upon which the notes are no longer outstanding.


     The following requirements and restrictions will generally apply to a holder selling such securities pursuant to the shelf registration statement:

     - such holder will be required to be named as selling securityholder in the related prospectus;

     - such holder will be required to deliver a copy of this prospectus, as it may be amended or supplemented, to purchasers;

     - such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     - such holder will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).


     We have agreed to pay predetermined liquidated damages as described herein ("liquidated damages") to holders of the notes and holders of common stock issued upon conversion of the notes if the prospectus is unavailable for periods in excess of those permitted in the registration rights agreement. Such liquidated damages shall accrue until such failure to file or become effective or unavailability is cured:


     - in respect of any note, at a rate per year equal to 0.25% for the first 120 days after the occurrence of such event and 0.5% thereafter of the applicable principal amount (as defined below) thereof, and

     - in respect of any shares of common stock into which the notes have been converted, at a rate per year equal to 0.25% for the first 120 days after the occurrence of such event and 0.5% thereafter of the then applicable conversion price (as defined).

     The term "applicable principal amount" means, as of any date of determination, with respect to each $1,000 principal amount at maturity of the notes, the sum of the issue price of such notes plus accrued original issue discount with respect to such notes through such date of determination or, following the conversion of the notes to interest-bearing securities after a Tax Event, the Restated Principal Amount. The term "applicable conversion price" means, as of any date of determination, the applicable principal amount per $1,000 principal amount at maturity of notes as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

     Such liquidated damages will accrue from and including the date on which any such registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations.

     We are permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods in specified circumstances, including circumstances relating to pending corporate developments.

     The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request to Enron as described under "Where You Can Find More Information."

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     At June 30, 2001, the authorized capital stock of Enron was 1,216,500,000 shares, consisting of:


          (a) 16,500,000 shares of preferred stock, of which:


        - 1,162,649 shares of Cumulative Second Preferred Convertible Stock were outstanding;


        - 35.568509 shares of 9.142% Perpetual Second Preferred Stock were issued and are held by an Enron subsidiary;


        - 250,000 shares of Mandatorily Convertible Junior Preferred Stock, Series B, were issued and outstanding; and



        - 204,800 shares of Mandatorily Convertible Single Reset Preferred Stock, Series A, were issued and held by an Enron subsidiary.







          (b) 1,200,000,000 shares of common stock, of which 748,979,078 shares were outstanding.


COMMON STOCK

     Enron is authorized to issue up to 1,200,000,000 shares of Enron common stock. The holders of Enron common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights in the election of directors. The holders of Enron common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors of Enron out of legally available funds subject to the rights of any preferred stock. In the event of liquidation, dissolution or winding up of Enron, the holders of Enron common stock are entitled to share ratably in all assets of Enron remaining after provision for payment of liabilities and satisfaction of the liquidation preference of any shares of Enron preferred stock that may be outstanding. The holders of Enron common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Enron common stock are subject to those of holders of Enron preferred stock, including any series of Enron preferred stock issued in the future.

PREFERRED STOCK

     Enron is authorized to issue up to 16,500,000 shares of preferred stock. The preferred stock ranks in preference to the common stock as to payment of dividends and as to distribution of assets of Enron upon the liquidation, dissolution or winding up of Enron. An aggregate of 1,370,000 shares of Enron preferred stock are designated the Cumulative Second Preferred Convertible Stock ("Enron Convertible Preferred

Stock"), an aggregate of 35.568509 shares of Enron preferred stock are designated the 9.142% Perpetual Second Preferred Stock ("Enron 9.142% Preferred Stock"), an aggregate of 250,000 shares of Enron preferred stock are designated the Mandatory Convertible Junior Preferred Stock, Series B ("Enron Mandatorily Convertible Junior Preferred Stock"), and an aggregate of 204,800 shares of Enron preferred stock are designated the Mandatorily Convertible Single Reset Preferred Stock, Series A ("Enron Mandatorily Convertible Preferred Stock").


     In addition to the Enron Convertible Preferred Stock, the Enron 9.142% Preferred Stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock, the Enron board of directors has authority, without shareholder approval (except to the extent that holders of any series of Enron preferred stock are entitled by their terms to class voting rights), to issue shares of Enron preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of Enron preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Enron common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Enron.

ENRON CONVERTIBLE PREFERRED STOCK

     We have summarized the terms of the Enron Convertible Preferred Stock below. The summary is not complete. The form of series designation for the Enron Convertible Preferred Stock has been filed with the SEC, and you should read the form for any terms that may be important to you.

     The annual rate of dividends payable on shares of the Enron Convertible Preferred Stock is the greater of $10.50 per share or the dividend amount payable on the number of shares of Enron common stock into which one share of Enron Convertible Preferred Stock is convertible (currently 27.304 shares, subject to adjustment). Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron common stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock and rank equally with the dividend rights on the Enron 9.142% Preferred Stock.

     The amount payable on shares of the Enron Convertible Preferred Stock in the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of Enron is $100 per share, together with accrued dividends to the date of distribution or payment. The liquidation rights of the Enron Convertible Preferred Stock are superior to the Enron common stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock and rank equally with the liquidation rights of the Enron 9.142% Preferred Stock. The Enron Convertible Preferred Stock is redeemable at the option of Enron at any time, in whole or in part, at a redemption price of $100 per share, together with accrued dividends to the date of payment. Each share of Enron Convertible Preferred Stock is convertible into
27.304 shares of Enron common stock at any time at the option of the holder (which conversion rate is and will be subject to certain adjustments).

     Holders of Enron Convertible Preferred Stock are entitled to vote together with the Enron common stock on all matters submitted to a vote of Enron shareholders, with each share of Enron Convertible Preferred Stock having a number of votes equal to the number of shares of Enron common stock into which one share of Enron Convertible Preferred Stock is convertible. In addition, holders of Enron

Convertible Preferred Stock are entitled to certain class voting rights, including (unless provision is made for redemption of such shares):

          (a) the requirement for approval by the holders of at least two-thirds of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected) to effect:

        - an amendment to the Enron charter or bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron Convertible Preferred Stock or that would reduce the time for any notice to which the holders of the Enron Convertible Preferred Stock may be entitled,

        - the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron Convertible Preferred Stock,

        - the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or

        - the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron Convertible Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron Convertible Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and

          (b) the requirement for approval by the holders of at least a majority of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect:

        - the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series, or any security convertible into stock of any class or series, ranking on a parity with the Enron Convertible Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of preferred stock ranking on parity with the Enron Convertible Preferred Stock that, together with number of shares of Enron Convertible Preferred Stock and other preferred stock ranking on parity with the Enron Convertible Preferred Stock then outstanding, would equal 5,000,000, or

        - the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron Convertible Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron Convertible Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

In addition, if dividend payments on the Enron Convertible Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron Convertible Preferred Stock (together with holders of any parity stock similarly affected) shall be able to elect two directors to Enron's board of directors until such dividends have been paid or funds sufficient therefor deposited in trust. If we fail to pay dividends when due on this preferred stock, the terms of this preferred stock will prohibit us from paying dividends on junior stock, including Enron common stock, and prohibit us and our subsidiaries from acquiring junior stock, including Enron common stock, subject to certain exceptions.

9.142% PREFERRED STOCK

     We have summarized the terms of the Enron 9.142% Preferred Stock below. The summary is not complete. The form of series designation for the Enron 9.142% Preferred Stock has been filed with the SEC, and you should read the form for any terms that may be important to you.

     The annual rate of dividends payable on shares of the Enron 9.142% Preferred Stock is $91,420 per share. Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron common stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock and rank equally with the dividend rights on the Enron Convertible Preferred Stock.

     The amount payable on shares of the Enron 9.142% Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Enron is $1,000,000 per share, together with accrued dividends. The liquidation rights of the Enron 9.142% Preferred Stock are superior to those of the Enron common stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock and rank equally with the liquidation rights of the Enron Convertible Preferred Stock.

     The Enron 9.142% Preferred Stock is not redeemable at the option of Enron. Pursuant to an agreement between Enron and its subsidiary, however, such subsidiary will have the rights, exercisable at any time, in whole or in part, for a 180-day period commencing January 31, 2004, to cause Enron to redeem 18 shares for $1,000,000 per share, together with accrued dividends.

     The holders of Enron 9.142% Preferred Stock generally have no voting rights but are entitled to certain class voting rights, including (unless provision is made for redemption of such shares):

          (a) the requirement for approval by the holders of at least two-thirds of the Enron 9.142% Preferred Stock (voting together with the holders of all other shares of parity stock similarly affected), to effect:

        - an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron 9.142% Preferred Stock or would reduce the time for any notice to which the holders of the Enron 9.142% Preferred Stock may be entitled,

        - the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron 9.142% Preferred Stock,

        - the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or

        - the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron 9.142% Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron 9.142% Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and

          (b) the requirement for approval by the holders of at least a majority of the Enron 9.142% Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect:

        - the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series, ranking on a parity with the Enron 9.142% Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of preferred stock ranking on parity with the Enron 9.142% Preferred Stock that, together with number of shares of Enron 9.142% Preferred Stock and other preferred stock ranking on parity with the Enron 9.142% Preferred Stock then outstanding, would equal 5,000,000, or

        - the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron 9.142% Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron 9.142% Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

In addition, if dividend payments on the Enron 9.142% Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron 9.142% Preferred Stock (together with holders of any other parity stock similarly affected) shall be able to elect two directors to Enron's board of directors until such dividends have been paid or funds sufficient therefor deposited in trust. If we fail to pay dividends when due on this preferred stock, the terms of this preferred stock will prohibit us from paying dividends on junior stock, including Enron common stock, and prohibit us and our subsidiaries from acquiring junior stock, including Enron common stock, subject to certain exceptions.

ENRON MANDATORILY CONVERTIBLE JUNIOR PREFERRED STOCK

     We have summarized the terms of the Enron Mandatorily Convertible Junior Preferred Stock below. The summary is not complete. The form of the statement of resolutions establishing the Enron Mandatorily Convertible Junior Preferred Stock has been filed with the SEC, and you should read the form for any terms that may be important to you.

     The annual rate of dividends payable on shares of the Enron Mandatorily Convertible Junior Preferred Stock is 6.5%. The amount payable on shares of the Enron Mandatorily Convertible Junior Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of Enron is $4,000 per share, together with accrued dividends. The dividend and liquidation rights of the Enron Mandatorily Convertible Junior Preferred Stock are superior to the dividend and liquidation rights of the Enron common stock, rank equally with the dividend and liquidation rights of the Mandatorily Convertible Preferred Stock, but rank junior to the dividend and liquidation rights of the Enron Convertible Preferred Stock and Enron 9.142% Preferred Stock. The Enron Mandatorily Convertible Junior Preferred Stock is not redeemable at the option of Enron. Each share of Enron Mandatorily Convertible Junior Preferred Stock is convertible initially into 200 shares of Enron common stock (which conversion rate is subject to certain adjustments).

     The holders of Enron Mandatorily Convertible Junior Preferred Stock generally have no voting rights but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority of the Enron Mandatorily Convertible Junior Preferred Stock (voting together with all other shares of parity stock similarly affected) to effect:

     - an amendment to the Enron charter that would adversely affect the voting powers, rights or preferences of the holders of the Enron Mandatorily Convertible Junior Preferred Stock,

     - the sale, lease or conveyance by Enron of all or substantially all of its assets,

     - the authorization, creation, issuance or increase in the authorized amount of securities ranking on a parity with the Enron Mandatorily Convertible Junior Preferred Stock, or

     - the merger or consolidation of Enron with or into any other corporation, unless each holder of Enron Mandatorily Convertible Junior Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with substantially the same rights and preferences, of the surviving corporation.

In addition, if full cumulative dividends are not paid for six consecutive quarterly periods, the holders of the Enron Mandatorily Convertible Junior Preferred Stock (together with the holders of any parity stock similarly affected) will have the right to elect two directors to Enron's board of directors until all dividends in arrears have been paid or funds sufficient therefor deposited in trust. If we fail to pay dividends when due on this preferred stock, the terms of this preferred stock will prohibit us from paying dividends on junior stock, including Enron common stock, and prohibit us and our subsidiaries from acquiring junior stock, including Enron common stock, subject to certain exceptions.

ENRON MANDATORILY CONVERTIBLE PREFERRED STOCK


     We have summarized the terms of the Enron Mandatorily Convertible Preferred Stock below. The summary is not complete. The form of the statement of resolutions establishing the Enron Mandatorily Convertible Preferred Stock has been filed with the SEC, and you should read the form for any terms that may be important to you.



     The shares of the Enron Mandatorily Convertible Preferred Stock were deposited under a deposit agreement, and the related depositary shares were then deposited into a trust of which we are the beneficial owner. The depositary shares are to be sold by the trust only if a default occurs under certain of our debt obligations or under certain debt obligations that were incurred in connection with our investment in Wessex Water Plc and Elektro-Eletricidade e Servicos S.A. (the "Obligations") or our credit ratings fall below investment grade and our common stock price falls below $18.92, subject to certain adjustments. The date that the depositary shares are sold by the trust, or under certain circumstances the date the depositary shares were to have been sold but were unable to be sold, is the Rate Reset Date, and the market price of Enron common stock on the day such sale is priced is the Reset Price, subject to certain adjustments. If the Obligations, which generally mature on or before December 2001, are timely repaid in full, we expect the Enron Mandatorily Convertible Preferred Stock will be retired and canceled.


     No dividends are payable on the Enron Mandatorily Convertible Preferred Stock prior to the applicable Rate Reset Date. After a Rate Reset Date, the annual rate of dividends payable is $350 per share plus an amount which is intended to approximate the dividend yield on the Enron common stock as of the Rate Reset Date. Such dividends are payable quarterly and are cumulative. The amount payable on shares of Enron Mandatorily Convertible Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of Enron is $5,000 per share, together with accrued dividends to the date of payment. These dividend and liquidation rights are superior to the dividend and liquidation rights of the Enron common stock, rank equally with the dividend and liquidation rights of the Enron Mandatorily Convertible Junior Preferred Stock, but rank junior to the dividend and liquidation rights of the Enron Convertible Preferred Stock and Enron 9.142% Preferred Stock.

     The Enron Mandatorily Convertible Preferred Stock is not redeemable after the Rate Reset Date. The Enron Mandatorily Convertible Preferred Stock will be converted into Enron common stock on the third anniversary of the Rate Reset Date. The number of shares issuable per share of Enron Mandatorily Convertible Preferred Stock on conversion will equal the liquidation preference ($5,000) divided by the conversion price. The conversion price will be between 100% to 110% of the applicable Reset Price (subject to certain adjustments) depending on the market price of Enron common stock at the time of conversion. After the Rate Reset Date and prior to the third anniversary of the Rate Reset Date, the holders of the Enron Mandatorily Convertible Preferred Stock will be entitled to convert such shares into Enron common stock based on a conversion price of 110% of the Reset Price (subject to certain adjustments).


     The holders of the Enron Mandatorily Convertible Preferred Stock generally have no voting rights, but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority of the Mandatorily Convertible Preferred Stock to effect:



     - an amendment to the Enron Charter that would adversely affect the powers, rights or preferences of the holders of the Enron Mandatorily Convertible Preferred Stock,

     - the authorization or issuance of capital stock ranking senior to the Enron Mandatorily Convertible Preferred Stock, or

     - the merger or statutory exchange in which holders of the Enron Mandatorily Convertible Preferred Stock do not receive a similar preferred stock in the surviving entity, subject to certain exceptions.


     If the Obligations are not paid when due, the holders of the Enron Mandatorily Convertible Preferred Stock will have the right to elect two directors to Enron's board of directors until such debt is paid or certain other events occur. In addition, if full cumulative dividends are not paid for six consecutive quarterly periods, the holders of the Enron Mandatorily Convertible Preferred Stock (together with the holders of any parity stock similarly affected) will have the right to elect two directors to Enron's board of directors until all dividends in arrears have been paid. If we fail to pay dividends when due on Enron Mandatorily Convertible Preferred Stock, the terms of the Enron Mandatorily Convertible Preferred Stock will prohibit us from paying dividends on junior stock, including Enron common stock, and prohibit us and our subsidiaries from acquiring junior stock, including Enron common stock, subject to certain exceptions.


CERTAIN PROVISIONS OF THE ENRON CHARTER AND BYLAWS

     Fair Price Provision. The Enron Charter contains a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions with a "Related Person" (generally the beneficial owner of at least 10 percent of Enron's voting stock) be approved by the holders of at least 80 percent of Enron's voting stock, unless (a) the transaction is approved by at least 80 percent of the "Continuing Directors" of Enron, who constitute a majority of the entire board, (b) the transaction occurs more than five years after the last acquisition of Enron voting stock by the Related Person or (c) certain "fair price" and procedural requirements are satisfied.

     "Business Transaction" means (a) any merger or consolidation involving Enron or a subsidiary of Enron, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of Enron or of a subsidiary of Enron, (c) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an entity to Enron or a subsidiary of Enron, (d) the issuance, sale, exchange, transfer or other disposition by Enron or a subsidiary of Enron of any securities of Enron or any subsidiary of Enron, (e) any recapitalization or reclassification of Enron's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spinoff, splitoff, splitup or dissolution of Enron, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction.

     "Continuing Director" means a director who either was a member of the board of directors of Enron prior to the time such Related Person became a Related Person or who subsequently became a director of Enron and whose election, or nomination for election by Enron's shareholders, was approved by a vote of at least 80 percent of the Continuing Directors then on the board, either by a specific vote or by approval of the proxy statement issued by Enron on behalf of the board of directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person otherwise has an interest (except proportionately as a shareholder of Enron).

     Advance Notice Requirements for Shareholder Proposals and Nominations. The Enron Bylaws provide that for business to be properly brought before an annual meeting of shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise brought before the meeting by or at the direction of the board of directors or (c) otherwise properly brought before the meeting by a shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a shareholder of Enron, the shareholder must have given to the Secretary of Enron timely notice in writing of the business to be brought before an annual meeting of shareholders. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron. A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Enron's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of Enron which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. No business shall be conducted at an annual meeting except in accordance with the procedures outlined above.

     The Enron Bylaws provide that only persons who are nominated for election as a director of Enron in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to Enron's board of directors may be made at a meeting of shareholders (a) by or at the direction of the board of directors or (b) by any shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the Secretary of Enron. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices, (i) with respect to an election to be held at an annual meeting of shareholders of Enron, not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron, and (ii) with respect to an election to be held at a special meeting of shareholders of Enron for the election of directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on Enron's books, of such shareholder, and (ii) the class and number of shares of capital stock of Enron which are beneficially owned by the shareholder.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OREGON LAW

     Business Combinations with Interested Shareholders. Enron is subject to the provisions of Sections 60.825-60.845 of the Oregon Business Corporation Act ("OBCA"), which generally provide that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors has approved, prior to the date the person became an interested shareholder, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine whether shares will be tendered in a tender or exchange offer), or (iii) on or subsequent to the date the person became an interested shareholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

     Control Share Statute. As is permitted by the OBCA, the Enron Charter provides that Enron is not subject to the Oregon Control Share Act. The Oregon Control Share Act restricts the ability of a shareholder of certain Oregon-based corporations to vote shares of stock acquired in a transaction that causes the acquiring person to control at least one-fifth, one-third or one-half of the votes entitled to be cast in the election of directors, except as authorized by a vote of the corporation's disinterested shareholders.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations to holders of notes and the shares of our common stock issuable upon conversion thereof. The legal matters described in this discussion represent the views of Vinson & Elkins L.L.P., who have acted as our counsel in connection with the original issuance of the notes. This discussion is not a complete analysis of all the potential tax considerations relating thereto. In particular, it does not address all tax considerations that may be important to you in light of your particular circumstances or under certain special rules. Special rules may apply, for instance, to banks, tax-exempt organizations, dealers in securities, persons who hold notes or common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other risk reduction transaction, or to persons who have ceased to be United States citizens or to be taxed as resident aliens. This discussion is limited to holders of notes who hold the notes and any common stock into which the notes are converted as capital assets. This discussion does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described herein, and Enron has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes or common stock.

     PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE NOTES AND COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

     You are a U.S. holder for purposes of this discussion if you are a holder of a note or common stock that is, for U.S. federal income tax law purposes:

     - a citizen or resident of the United States;

     - a corporation or partnership which is created or organized in or under the laws of the United States or of any political subdivision thereof;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     Original Issue Discount on the Notes. The notes were issued at a substantial discount from their principal amount at maturity. For U.S. federal income tax purposes, the excess of the principal amount of each note over its issue price constitutes original issue discount ("OID"). The "issue price" of the notes is the first price at which a substantial portion of the notes were sold to the public (not including sales to underwriters or placement agents). You will be required to include OID in income as it accrues, in accordance with a constant yield method, before receipt of the cash or stock attributable to such income, regardless of your regular method of accounting for U.S. federal income tax purposes. Under these rules, you will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Your original tax basis for determining gain or loss on the sale or other disposition of a note will be increased by any accrued OID included in your gross income. For the approximate cumulative total amount of the OID accrued annually, see the chart under "Description of the Notes -- Optional Redemption."

     We do not intend to treat the possibility of (i) an optional redemption or repurchase of the notes or (ii) payment of liquidated damages as a result of our failure to cause the notes to be registered under the Securities Act, as (x) affecting the determination of the yield to maturity of the notes or (y) giving rise to any additional accrual of OID or recognition of ordinary income upon redemption, sale or exchange of the notes. In the event that the interest rate on the notes is increased, such increased interest may be treated as increasing the amount of OID includible by you.

     We will be required to furnish annually to the IRS and to certain noncorporate holders information regarding the amount of the OID attributable to that year. For this purpose, we will use a six-month accrual period which ends on the day in each calender year corresponding to the maturity date of the notes or the date six months before such maturity date.

     Market Discount. If you purchase a note for an amount that is less than its issue price plus accrued OID as of your purchase date, subject to a de minimis exception you will be treated as having purchased the note at a "market discount." In such case, you will be required to treat any payment on, or any gain realized on the sale, exchange or other disposition of, the note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the note while held by you and not previously included in income; you also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the note. Alternatively, you may elect (with respect to the note and all your other market discount obligations) to include market discount in income currently as it accrues. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount are generally treated as ordinary interest income.

     Premium. If you purchase a note for an amount that is greater than the sum of all amounts payable on the note after your purchase date, you will be treated as having purchased the note with "amortizable bond premium" equal in amount to such excess. You may elect (with respect to the note and all your other obligations with amortizable bond premium) to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year.

     Constant Yield Method. In lieu of accounting for OID and any market discount and amortizable bond premium separately, you may elect to include in income all interest that accrues on the note (including OID and market discount and adjusted for amortizable bond premium) using a constant yield method under which the note would be treated as if issued on your purchase date for an amount equal to your adjusted basis in the note immediately after your purchase of the note. Such an election will simplify the computation and reporting of income from a note and will effectively permit you to report income using the accrual method and a constant yield.

     Sale, Retirement or Redemption of the Notes Solely for Cash. Upon the sale, retirement or redemption of a note solely for cash, including cash received in lieu of conversion, you will recognize gain or loss equal to the difference between the sale or redemption proceeds and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal your cost of the note increased by any OID previously included in income with respect to the note. Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain noncorporate taxpayers) and losses (the deductibility of which is subject to limitations).

     Exchange or Conversion of Notes for Common Stock. Generally, a holder will not recognize gain or loss upon (i) the receipt of common stock in exchange for a note pursuant to a tender to us of the note on a purchase date or upon a Fundamental Change or (ii) the conversion of a note into common stock of the Company (except in connection with cash received in lieu of a fractional share of common stock). Your obligation to include in gross income the daily portions of OID with respect to a note will terminate prospectively on the date of conversion or exchange. Your basis in the common stock received will be the same as your basis in the note at the time of the exchange or conversion (exclusive of any tax basis allocable to a fractional share), and your holding period for the common stock will include the holding period of the note except that the holding period of the common stock attributable to accrued OID may commence on the day following the date of exchange or conversion.

     The receipt of cash in lieu of a fractional share of common stock, if any, should generally result in capital gain or loss (measured by the difference between the cash received for the fractional share interest and your tax basis in the fractional share interest).

     Exchange of the Notes for Cash and Common Stock. If you elect to exercise your option to tender a note to us on a purchase date or upon a Fundamental Change and the purchase price is paid in a combination of shares of common stock and cash, or upon your receipt of a combination of stock and cash upon conversion, in each case apart from any cash received in lieu of a fractional share you will recognize gain (but not loss) but only to the extent such gain does not exceed such cash. Your basis in the common stock received in the exchange will be the same as your tax basis in the notes tendered to us (exclusive of any tax basis allocable to a fractional share), decreased by the amount of cash (other than cash received in lieu of a fractional share), if any, received in the exchange and increased by the amount of any gain so recognized on the exchange. The holding period of the common stock will be determined as described above under "-- Exchange or Conversion of Notes for Common Stock."

     The receipt of cash in lieu of a fractional share of common stock, if any, should generally result in capital gain or loss (measured by the difference between the cash received for the fractional share interest and your tax basis in the fractional share interest).

     Adjustment of Conversion Rate. If at any time Enron makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for U.S. federal income tax purposes (for example, distributions of evidences of indebtedness or assets of Enron, but generally not stock dividends or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to you. If the conversion rate is increased at the discretion of Enron or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to you.

     Ownership and Disposition of Common Stock. Dividends, if any, paid on the common stock generally will be includible in your income as ordinary income to the extent of your ratable share of Enron's current and accumulated earnings and profits. Upon the sale, exchange or other disposition of common stock received upon conversion of a note or in satisfaction of the purchase price of a note tendered to us on a purchase date or upon a Fundamental Change, you generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in such stock. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain noncorporate taxpayers) and losses (the deductibility of which is subject to limitations).

NON-U.S. HOLDERS

     You are a non-U.S. holder for purposes of this discussion if you are a holder of a note or common stock that is, for U.S. federal income tax law purposes:

     - a nonresident alien individual;

     - a foreign corporation or foreign partnership; or

     - a foreign estate or trust.

     Withholding Tax on Payments of Principal and Original Issue Discount on Notes. The payment of principal (including any OID included therein) on a note by Enron or any paying agent of Enron to you will not be subject to U.S. federal withholding tax, provided that in the case of a payment in respect of OID:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Enron;

     - you are not a controlled foreign corporation that is related to Enron within the meaning of the Code; and

     - either (A) the beneficial owner of the note certifies to the applicable payor or its agent, under penalties of perjury, that it is not a United States person and provides its name and address on an IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note, certifies under penalties of perjury that such an IRS Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to OID on a note if such OID is effectively connected with your conduct of a trade or business in the United States. Effectively connected OID received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected OID will not be subject to withholding tax if the holder delivers an IRS Form W-8ECI to the payor.

     Dividends. Dividends, if any, paid on the common stock to you (and any deemed dividends resulting from an adjustment to the Conversion Rate (see
"-- U.S. Holders -- Adjustment of Conversion Rate" above)) generally will be subject to a 30% U.S. federal withholding tax, subject to reduction if you are eligible for the benefits of an applicable income tax treaty. You will be required to file an IRS Form W-8BEN to claim treaty benefits.

     Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to the "branch profits tax" on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments. Such effectively connected dividends will not be subject to withholding tax if the holder delivers an IRS Form W-8ECI to the payor.

     Gain on Disposition of the Notes and Common Stock. You generally will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of a note, or the sale or exchange of common stock unless:

     - you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the United States;

     - the gain is effectively connected with your conduct of a trade or business in the United States; or

     - in the case of the disposition of the notes or the common stock, Enron is a United States real property holding corporation at any time during the shorter of the five-year period ending on the date of the disposition or the period during which you held our notes or common stock. Enron does not believe it is or is likely to become a United States real property holding corporation.

     U.S. Federal Estate Tax. A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to United States federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Enron and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Common stock held by an individual who at the time of death is not a citizen or resident of the United States will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty otherwise applies.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. Holders. Information reporting will apply to payments of interest (including the amount of OID accrued) or dividends, if any, made by Enron on, or the proceeds of the sale or other disposition of, the notes or shares of common stock with respect to certain noncorporate U.S. holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder's federal income tax, provided the required information is provided to the IRS.

     Non-U.S. Holders. Backup withholding and information reporting will not apply to payments of principal, including cash payments in respect of OID, on the notes by Enron or any agent thereof to a non-U.S. holder if the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption (provided that neither Enron nor its agent has actual knowledge that the holder is a United States person or that the conditions of any other exemptions are not in fact satisfied).

     Enron must report annually to the IRS and to each non-U.S. holder the amount of any dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

     The payment of the proceeds of the disposition of notes or shares of common stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a non-U.S. holder of notes or shares of common stock to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United

States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50 percent of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption. Any amount withheld under the backup withholding rules will be refunded or is allowable as a credit against the non-U.S. holder's federal income tax liability, if any, provided the required information or appropriate claim for refund is provided to the IRS.

                            SELLING SECURITYHOLDERS

     All of the notes, and any shares of our common stock issued upon conversion of the notes, are being offered by the selling securityholders listed in the table below or referred to in a prospectus supplement. We issued and sold the notes in a private placement to Salomon Smith Barney Inc., Deutsche Banc Alex. Brown Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Barclays Capital Inc., and the notes were simultaneously sold by Salomon Smith Barney Inc., Deutsche Banc Alex. Brown Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Barclays Capital Inc. to the selling security holders in transactions exempt from registration under the Securities Act.


     No offer or sale under this prospectus may be made by a holder of the securities unless listed in the table in this prospectus or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us.


     The selling securityholders may offer and sell, from time to time, any or all of their notes or common stock issued upon conversion of those notes.

     The following table sets forth the name, principal amount at maturity of notes and number of shares beneficially owned by the selling securityholders intending to sell the notes or common stock and the principal amount at maturity of notes or shares of common stock to be offered. Based on information provided to us by the applicable selling securityholder, the table also discloses whether any selling securityholder selling in connection with the prospectus or prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus or prospectus supplement.


                               PRINCIPAL AMOUNT AT
                                MATURITY OF NOTES                    NUMBER OF SHARES
                               BENEFICIALLY OWNED    PERCENTAGE OF   OF COMMON STOCK    PERCENTAGE OF
                                   THAT MAY BE           NOTES         THAT MAY BE       COMMON STOCK      MATERIAL
NAME                               SOLD HEREBY        OUTSTANDING     SOLD HEREBY(1)    OUTSTANDING(2)   RELATIONSHIP
----                           -------------------   -------------   ----------------   --------------   ------------
Allstate Life Insurance
  Company....................     $  2,050,000            0.11%           11,800.83           *%             None
Allstate Insurance Company...        2,450,000            0.13            14,103.43           *              None
Alta Partners Holdings,
  LDC........................       15,000,000            0.79            86,347.50           *              None
Amaranth Securities LLC .....        9,000,000            0.47            51,808.50           *              None
Argent Convertible Arbitrage
  Fund Ltd...................       10,000,000            0.52            57,565.00           *              None
Argent Classic Convertible
  Arbitrage Fund (Bermuda)
  Ltd........................       10,000,000            0.52            57,565.00           *              None
Banc of America Securities
  LLC........................       18,500,000            0.97           106,495.25           *              None
Bear, Stearns & Co. Inc. ....       55,000,000            2.88           316,607.50           *              None
Black Diamond Capital I,
  Ltd. ......................        4,000,000            0.21            23,026.00           *              None
Black Diamond Offshore,
  Ltd........................        2,468,000            0.13            14,207.04           *              None
Double Black Diamond Offshore
  LDC........................       10,989,000            0.58            63,258.18           *              None
CIBC World Markets...........        5,000,000            0.26            28,782.50           *              None
CFFX, LLC....................       19,250,000            1.01           110,812.63           *              None
Credit Suisse First Boston...      105,100,000            5.51           605,008.15           *              None
Deutsche Banc Alex. Brown
  Inc. ......................      169,100,000            8.86           973,424.15           *              None
First Union International
  Capital Markets, Inc. .....       30,000,000            1.57           172,695.00           *              None
First Union National Bank....       15,000,000            0.79            86,347.50           *              None
GLG Market Neutral Fund......          500,000            0.03             2,878.25           *              None
Goldman Sachs & Company......       46,735,000            2.45           269,030.03           *              None
Granville Capital
  Corporation................       42,000,000            2.20           241,773.00           *              None
SAM Investments LDC..........      100,000,000            5.24           575,650.00           *              None
RAM Trading Ltd..............       25,000,000            1.31           143,912.50           *              None
HBK Master Fund L.P..........      129,000,000            6.77           742,588.50           *              None
HighBridge International
  LLC........................      205,000,000           10.75         1,180,082.50           *              None
JMG Capital Partners, LP.....       25,000,000            1.31           143,912.50           *              None
JMG Triton Offshore Fund,
  Ltd........................       54,000,000            2.83           310,851.00           *              None
KBC Financial Products USA...           34,540            0.01               198.83           *              None
Liberty View Global
  Volativity Fund L.P. ......       10,000,000            0.52            57,565.00           *              None
McMahan Securities Co.
  L.P. ......................        2,500,000            0.13            14,391.25           *              None

                               PRINCIPAL AMOUNT AT
                                MATURITY OF NOTES                    NUMBER OF SHARES
                               BENEFICIALLY OWNED    PERCENTAGE OF   OF COMMON STOCK    PERCENTAGE OF
                                   THAT MAY BE           NOTES         THAT MAY BE       COMMON STOCK      MATERIAL
NAME                               SOLD HEREBY        OUTSTANDING     SOLD HEREBY(1)    OUTSTANDING(2)   RELATIONSHIP
----                           -------------------   -------------   ----------------   --------------   ------------
Nomura Securities
  International, Inc. .......       30,000,000            1.57           172,695.00           *              None
Paloma Securities LLC .......        9,000,000            0.47            51,808.50           *              None
R(2) Investments, LDC........       57,500,000            3.01           330,998.75           *              None
Shelby County Trust Bank as
  Custodian for Citizens
  Security Life Insurance
  Company....................          300,000            0.02             1,726.95           *              None
Salomon Smith Barney Inc. ...      369,638,000           19.38         2,127,821.15           *              None
Spear, Leeds & Kellogg,
  L.P. ......................        4,000,000            0.21            23,026.00           *              None
TD Securities (USA) Inc. --
  Formerly Toronto Dominion
     (New York), Inc. .......       45,000,000            2.36           259,042.50           *              None
TQA Master Plus Fund, LTD....        2,500,000            0.13            14,391.25           *              None
TQA Master Fund, LTD.........       15,000,000            0.79            86,347.50           *              None
TRIBECA Investments LLC......       70,000,000            3.67           402,955.00           *              None
UBS O'Connor LLC F/B/O
  O'Connor Global Convertible
  Portfolio..................        1,000,000            0.05             5,756.50           *              None
UBS O'Connor LLC F/B/O UBS
  Global Equity Arbitrage
  Master Ltd.................       10,000,000            0.52            57,565.00           *              None
White River Securities
  L.L.C. ....................       55,000,000            2.88           316,607.50           *              None
Worldwide Transactions,
  Ltd........................          543,000            0.03             3,125.78           *              None
Any other holder of notes or
  future transferee, pledgee,
  donee, or successor of any
  such holder(3).............      115,540,460            6.05           665,109.00           *              None


---------------

 *  Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of
    5.7565 shares of our common stock per $1,000 principal amount at maturity of the notes. This conversion price, however, will be subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.


(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 748,979,078 shares of common stock outstanding as of June 30, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.


(3) Information about other selling securityholders will be set forth in one or more prospectus supplements, if required. Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table, and we have not sought to verify such information.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes or shares of our common stock since the date on which the information in the above table was provided to us. Information about the selling securityholders may change over time.

     Because the selling securityholders may offer all or some of their notes or the shares of our common stock issuable upon conversion of the notes from time to time, we cannot estimate the amount of the notes or number of shares of our common stock that will be held by the selling securityholders upon the termination of any particular offering by such selling securityholder. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION


     The selling securityholders intend to distribute the notes and the shares of our common stock issuable upon conversion of the notes from time to time only as follows (if at all): (i) to or through underwriters, brokers or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis; or (iv) otherwise through a combination of any such methods of sale.


     If a selling securityholder sells the notes or shares of our common stock issuable upon conversion of the notes through underwriters, dealers, brokers or agents, such underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of the notes or shares of our common stock.

     The notes and the shares of our common stock issuable upon conversion of the notes may be sold from time to time (i) in one or more transactions at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; (iv) at varying prices determined at the time of sale; or (v) at negotiated prices.

     Such sales may be effected in transactions (i) on any national securities exchange or quotation service on which the notes or our common stock may be listed or quoted at the time of sale; (ii) in the over-the-counter market; (iii) in block transactions in which the broker or dealer so engaged will attempt to sell the notes or shares of our common stock issuable upon conversion thereof as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade; (iv) transactions otherwise than on such exchanges or services or the over-the-counter market; (v) through the writing of options; or (vi) through other types of transactions.


     In connection with sales of the notes or our common stock or otherwise, the selling securityholder may enter into hedging transactions with brokers or dealers or others, which may in turn engage in short sales of the notes or our common stock in the course of hedging the positions they assume. The selling securityholder may also sell notes or our common stock short and deliver notes or our common stock to close out such short positions, or loan or pledge notes or our common stock to brokers or dealers or others that in turn may sell such securities. The selling securityholder may pledge or grant a security interest in some or all of the notes or our common stock issued upon conversion of the notes owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the notes or our common stock from time to time pursuant to this prospectus. The selling securityholder also may transfer and donate notes or shares of our common stock issuable upon conversion of the notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholder for purposes of the prospectus. The selling securityholder may sell short our common stock and may deliver this prospectus in connection with such short sales and use the shares of our common stock covered by the prospectus to cover such short sales. In addition, any notes or shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption.


     At the time a particular offering of notes or shares of our common stock issuable upon conversion thereof is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of notes or number of shares of our common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.

     Selling securityholders and any underwriters, dealers, brokers or agents who participate in the distribution of the notes or shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profits on the sale of the notes or shares of our common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of the notes and shares of our common stock by the selling securityholders and any other such person. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the notes or shares of our common stock to engage in market-making activities with respect to the notes and shares of our common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the notes and shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and shares of our common stock.

     Pursuant to the registration rights agreement entered into in connection with the offer and sale of the notes by us, each of us on the one hand and the selling securityholders on the other hand will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     We will pay all expenses of the shelf registration statement, provided that each selling securityholder will pay any broker's commission, agency fee or underwriter's discount or commission.

                             VALIDITY OF SECURITIES

     The validity of the notes and the validity of the common stock issuable upon conversion of the notes offered hereby has been passed upon for Enron by James V. Derrick, Jr., Esq., Executive Vice President and General Counsel of Enron. Mr. Derrick owns less than 1% of the outstanding shares of Enron's common stock.

                                    EXPERTS

     The consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $1,907,698,000

                                  ENRON CORP.

                 ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2021

                              --------------------
                                   PROSPECTUS
                              --------------------


                                 July   , 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses payable by us in connection with the registration of the offering of the securities. All expenses other than the SEC registration fee are estimates. Each selling securityholder will pay all costs and expenses of selling its securities, including all agency fees and commissions and underwriting discounts and commissions and all fees and disbursements of its counsel or other advisors or experts retained by such selling securityholder, other than the counsel and experts specifically referred to in the registration rights agreement relating to the securities.

    Securities and Exchange Commission registration fee     $ 312,500
    Accounting fees and expenses                               10,000
    Legal fees and expenses                                    10,000
    Miscellaneous expenses                                      2,500
                                                            ---------
                     Total                                  $ 335,000
                                                            =========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Enron Amended and Restated Articles of Incorporation (the "Enron Charter") contains provisions under which Enron will indemnify, to the fullest extent permitted by law, persons who are made a party to an action or proceeding by virtue of the fact that the individual is or was a director, officer, or, in certain circumstances, an employee or agent, of Enron or another corporation at Enron's request. The Oregon Business Corporation Act generally permits such indemnification to the extent that the individual acted in good faith and in a manner which he reasonably believed to be in the best interest of or not opposed to the corporation or, with respect to criminal matters, if the individual had no reasonable cause to believe his or her conduct was unlawful. In addition, the Enron Charter contains a provision that eliminates the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of a director (i) for breach of the duty of loyalty, (ii) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of improper dividends or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

    Enron has purchased liability insurance policies covering the directors and officers of Enron to provide protection where Enron cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 16.  EXHIBITS.


Exhibit No.       Description
-----------       -----------
*3.01             Amended and Restated Articles of Incorporation of Enron
                  Oregon Corp. (Annex E to the Proxy Statement/Prospectus included in Enron's Registration Statement on Form S-4 --
                  File No. 333-13791).

*3.02 Articles of Merger of Enron Oregon Corp., an Oregon Corporation, and Enron Corp., a Delaware Corporation (Exhibit 3.02 to Post-Effective Amendment No. 1 to Enron's Registration Statement on Form S-3 -- File No. 33-60417).

*3.03 Articles of Merger of Enron Corp., an Oregon Corporation, and Portland General Corporation, an Oregon Corporation
                  (Exhibit 3.03 to Post-Effective Amendment No. 1 to Enron's Registration Statement on Form S-3 -- File No. 33-60417).

*3.04 Bylaws of Enron (Exhibit 3.04 to Post-Effective Amendment No. 1 to Enron's Registration Statement on Form S-3 -- File No. 33-60417).

*3.05 Articles of Amendment of Enron: Form of Series Designation for the Enron Convertible Preferred Stock (Annex F to the Proxy Statement/Prospectus included in Enron's Registration Statement on Form S-4 -- File No. 333-13791).

*3.06 Articles of Amendment of Enron: Form of Series Designation for the Enron 9.142% Preferred Stock (Annex G to the Proxy Statement/Prospectus included in Enron's Registration Statement on Form S-4 -- File No. 333-13791).

*3.07 Articles of Amendment of Enron: Form of Series Designation for the Enron Series A Junior Voting Convertible Preferred Stock (Exhibit 3.07 to Enron's Registration Statement on Form S-3 -- File No. 333-44133).

*3.08 Articles of Amendment of Enron: Statement of Resolutions Establishing A Series of Preferred Stock of Enron Corp. -- Mandatorily Convertible Single Reset Preferred Stock, Series A (Exhibit 4.01 to Enron's Form 8-K filed on January 26, 1999).

*3.09 Articles of Amendment of Enron: Statement of Resolutions Establishing A Series of Preferred Stock of Enron Corp. -- Mandatorily Convertible Single Reset Preferred Stock, Series B (Exhibit 4.02 to Enron's Form 8-K filed on January 26, 1999).

*3.10 Articles of Amendment of Enron amending Article IV of the Articles of Incorporation (Exhibit 3.10 to Enron's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 -- File No. 333-70465).

*3.11 Articles of Amendment of Enron: Statement of Resolutions Establishing A Series of Preferred Stock of Enron Corp. -- Mandatorily Convertible Junior Preferred Stock, Series B (Exhibit 3.11 to Enron's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 -- File No. 333-70465).


**4.01            Indenture dated February 7, 2001 by and among Enron Corp.
                  and The Chase Manhattan Bank as trustee.

**4.02            Form of Note (included in Exhibit 4.1).

**4.03 Registration Rights Agreement dated February 7, 2001 by and among Enron Corp. and Salomon Smith Barney Inc., Deutsche Banc Alex. Brown Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Barclays Capital Inc., as initial purchasers.

**5               Opinion of James V. Derrick, Jr., Esq.

**12              Statement regarding computation of Ratio of Earnings to Fixed
                  Charges.

**23.01           Consent of Arthur Andersen LLP.

**23.02 Consent of James V. Derrick, Jr., Esq. (included in opinion filed as Exhibit 5).

**24              Powers of Attorney.

**25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank, as trustee under the Indenture.


* Incorporated by reference as indicated.


** Previously filed.

ITEM 17.  UNDERTAKINGS.


(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

        (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertaking set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 13th day of July, 2001.



                                ENRON CORP.

                                By:  /s/ RICHARD A. CAUSEY
                                    ----------------------------------------
                                    Richard A. Causey
                                    Executive Vice President and
                                    Chief Accounting Officer



    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment has been signed by the following persons in the capacities indicated and on the 13th day of July, 2001.


Signature                        Title


/s/ JEFFREY K. SKILLING          Chief Executive Officer and Director
------------------------------   (Principal Executive Officer)
Jeffrey K. Skilling


/s/ RICHARD A. CAUSEY            Executive Vice President and Chief Accounting
------------------------------   Officer (Principal Accounting Officer)
Richard A. Causey


/s/ ANDREW S. FASTOW             Executive Vice President and Chief Financial
------------------------------   Officer (Principal Financial Officer)
Andrew S. Fastow



/s/ ROBERT A. BELFER*            Director
------------------------------
Robert A. Belfer


/s/ NORMAN P. BLAKE, JR.*        Director
------------------------------
Norman P. Blake, Jr.


/s/ RONNIE C. CHAN*              Director
------------------------------
Ronnie C. Chan


/s/ JOHN H. DUNCAN*              Director
------------------------------
John H. Duncan


/s/ WENDY L. GRAMM*              Director
------------------------------
Wendy L. Gramm

/s/ ROBERT K. JAEDICKE*          Director
------------------------------
Robert K. Jaedicke


/s/ KENNETH L. LAY*              Chairman of the Board and Director
------------------------------
Kenneth L. Lay


/s/ CHARLES A. LEMAISTRE*        Director
------------------------------
Charles A. LeMaistre



/s/ JOHN MENDELSOHN*             Director
------------------------------
John Mendelsohn


/s/ PAULO V. FERRAZ PEREIRA*     Director
------------------------------
Paulo V. Ferraz Pereira


/s/ FRANK SAVAGE*                Director
------------------------------
Frank Savage


/s/ JOHN WAKEHAM*                Director
------------------------------
John Wakeham


/s/ HERBERT S. WINOKUR, JR.*     Director
------------------------------
Herbert S. Winokur, Jr.



*By: /s/ REBECCA C. CARTER*
    ---------------------------------
     Rebecca C. Carter
     Attorney-in-Fact